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Exhibit 2.j.2

CUSTODIAN AGREEMENT

        Custodian Agreement, dated as of March 21, 2003 (this "Agreement"), by and between American Capital Strategies, Ltd. ("ACS") and Wells Fargo Bank Minnesota, National Association, as custodian (the "Custodian").

RECITALS

        WHEREAS, ACS originates, purchases and/or acquires certain loans (the "Loans");

        WHEREAS, the Custodian is willing to hold the related Loan Files (as defined in the Amended and Restated Loan Funding and Servicing Agreement by and among ACS Funding Trust I, ACS, Variable Funding Capital Corporation, Receivables Capital Corporation, Wachovia Securities, Inc., Bank of America, National Association, Wachovia Bank, National Association and the Custodian dated as of December 30, 2002, as amended from time to time (the "Loan Funding Agreement")) on behalf of ACS;

        Now Therefore, in consideration of the mutual promises and covenants hereinafter set forth, the parties hereto agree as:

ARTICLE I

CUSTODY OF LOAN FILES

        Section 1.01.    Custodian to Act as Agent; Acceptance of Loan Files.    From time to time ACS shall deliver possession of "instruments" (within the meaning of Article 9 of the UCC) not constituting part of "chattel paper" (within the meaning of such Article 9) that evidence certain Loans, including Underlying Notes (as defined in the Loan Funding Agreement), and other portions of the Loan Files to the Custodian at MAC N9328-011, Suite ABS, 751 Kasota Avenue, Minneapolis, Minnesota 55414, Attention: Corporate Trust Services/Asset Backed Securities Vault. Concurrently therewith, ACS shall also identify on a List of Loans (as defined in the Loan Funding Agreement), whether by attached schedule or marking or other effective identifying designation, all such Loans that are or are evidenced by such instruments. Upon the delivery by ACS of the Loans Files to the Custodian, the Custodian shall deliver to ACS, in exchange therefor, a receipt (the "Receipt") in the form attached hereto as Exhibit A. By the issuance of the Receipt, the Custodian, as the duly appointed agent of ACS, shall acknowledge receipt of the Loans Files listed on Schedule A thereto, subject to the verification provisions in the Receipt for each individual Loan, and shall declare that it holds and will hold the Loan Files as agent for ACS from the date of such receipt until the request by ACS to return any Loan Files (each, a "Release Date"). During the period prior to each Release Date (each, a "Holding Period"), the Custodian shall not release any Loan Files during such Holding Period or any portion thereof to any person other than ACS or its designee for any purpose without prior written consent of ACS, and the Custodian shall allow ACS and its agents access to the Loan Files during such Review Period, during normal business hours and upon reasonable prior notice, for purposes of its or their review thereof. The Custodian shall use due care in the custody of the Loan Files as is customary in the banking industry.

        Section 1.02.    Custodian's Review of Loan Files.    ACS shall deliver to the Custodian a List of Loans simultaneously with the delivery of any Loan Files. Not later than five (5) business days following the Custodian's receipt of the Loan Files from ACS, the Custodian shall review the Loan Files in accordance with the procedures set forth in this Section 1.02. If the Custodian during the process of reviewing the Loan Files finds any document constituting a part of a Loan File which is not properly executed, has not been received, is unrelated to a Loan identified in the List of Loans, or does not conform in a material respect to the requirements of the definition of Loan File, or the description thereof as set forth in the List of Loans, the Custodian shall promptly so notify ACS. In addition, if the process of reviewing the Loan Files, the Custodian discovers that it has any documents in its possession, which do not constitute a part of a Loan File, the Custodian shall promptly return any such documents to ACS. In performing any such review, the Custodian may conclusively rely on ACS as to the purported genuineness of any such document and any signature thereon. It is understood that the scope of the Custodian's review of the Loan Files is limited solely to confirming that the documents listed in the definition of Loan File have been executed and received and relate to the Loans identified in the List of Loans; provided, however, with respect to the UCC financing statements referenced in the definition of Loan File, the Custodian's sole responsibility will be to confirm that the Loan File contains UCC financing statements and not to make determinations about the materiality of such UCC financing statements. ACS agrees to use reasonable efforts to remedy a material defect in a document constituting part of a Loan File of which it is so notified by the Custodian.

        Section 1.03.    Release of Loan Files.    ACS may, at any time during any Holding Period, upon written request, require that the Custodian release any or all of the Loan Files delivered by ACS and being held during such Holding Period to it or its designee. Upon written notice (the "Termination Notice") by ACS to the Custodian to release all of the Loan Files, this Agreement shall terminate (other than the Custodian's rights to indemnification) and the respective Loan Files shall be effectively released from this Agreement.

ARTICLE II

CONCERNING THE CUSTODIAN

        Section 2.01.    Merger or Consolidation of Custodian.    Any Person into which the Custodian may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion or consolidation to which the Custodian shall be a party, or any Person succeeding to the business of the Custodian, shall be the successor of the Custodian hereunder.

        Section 2.02.    Representations of the Custodian.    The Custodian hereby represents that it is a depository institution subject to supervision or examination by a federal or state authority, has a combined capital and surplus of at least $10,000,000 and is qualified to do business in the jurisdiction in which it will hold any Loan.

        Section 2.03.    Custodian's Rights.    The Custodian may rely on and shall be protected in acting upon any certificate, instrument, opinion, notice, letter, telegram or other document delivered to it and which in good faith it reasonably believes to be genuine and which has been signed by the proper party or parties. The Custodian may rely conclusively on and shall be protected in acting upon the written or oral instructions of ACS including without limitation, any instructions received pursuant to Section 1.03 hereof.

          (a)   The Custodian may consult counsel satisfactory to it and the opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the opinion of such counsel.

          (b)   The Custodian shall not be liable for any error of judgment, or for any act done or step taken or omitted by it, in good faith, or for any mistakes of fact or law, or for anything which it may do or refrain from doing in connection herewith, except in the case of its willful misconduct or grossly negligent performance or omission.

          (c)   The Custodian makes no warranty or representation and shall have no responsibility (except as expressly set forth in this Agreement) as to the completeness, validity, sufficiency, value, genuineness, ownership or transferability of the Loans, and will not be required to and will not make any representations as to the validity or value of any of the Loans. The Custodian shall not be obligated to take any legal action hereunder which might in its judgment involve any expense or liability unless it has been furnished with reasonable indemnity.

          (d)   ACS shall indemnify and hold the Custodian harmless from and against all liabilities, damages, losses, fees (including reasonable attorney's fees and expenses) and costs and expenses incurred by the Custodian as a result of the entering into and performance of its duties hereunder, unless such liabilities, damages, loss, fees, costs and expenses shall arise from the Custodian's gross negligence or willful misconduct. The Custodian's rights to indemnification shall survive the termination of this Agreement.

          (e)   ACS shall pay the Custodian the reasonable out-of-pocket expenses the Custodian incurs in connection with its duties hereunder.

ARTICLE III

MISCELLANEOUS PROVISIONS

        Section 3.01.    Notices.    Unless otherwise specifically provided, all notices, requests, consents and demands and other communications required under this Agreement or pursuant to any other instrument or document delivered hereunder shall be in writing and may be delivered personally, by telegram or telex, or by facsimile transmission (with an original forwarded thereafter by first class mail), or by registered or certified mail, postage prepaid, return receipt requested, at the addresses specified below (unless changed by the particular party whose address is stated herein by similar notice in writing to all other parties hereto), in which case the notice will be deemed delivered when received:

          (a)   to ACS at American Capital Strategies, Ltd., 2 Bethesda Metro Center, 14th Floor, Bethesda, Maryland 20814, Attention: Compliance Officer, Facsimile, (301) 654-6714;

          (b)   to the Custodian at Sixth Street & Marquette Avenue, MAC N9311-161, Minneapolis, Minnesota 55479, Attention: Corporate Trust Services—Asset-Backed Administration, Facsimile, (612) 667-3539.

        Section 3.02.    Amendments.    No modification or amendment of or supplement to this Agreement shall be valid or effective unless the same is in writing and signed by all parties hereto.

        Section 3.03.    Governing Law.    This Agreement shall be deemed a contract made under the laws of, and to be performed in, the State of New York and shall be construed and enforced in accordance with and governed by the laws of the State of New York.

        Section 3.04.    Counterparts.    This Agreement may be executed in any number of counterparts, and by the different parties hereto on the same or separate counterparts, each of which counterparts, when so executed and delivered shall be deemed to be an original instrument and all of the counterparts, taken together, shall constitute one and the same Agreement.

        Section 3.05.    Severability of Provisions.    If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement.

        Section 3.06.    Faxed Documents.    In order to expedite the acceptance and execution of this Agreement, each of the parties hereto agrees that a faxed copy of any original executed document shall have the same binding effect on the party so executing the faxed document as an original handwritten executed copy thereof.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

AMERICAN CAPITAL STRATEGIES, LTD.
By

Name:
Title:
Wells Fargo Bank Minnesota, National Association
By

Name: Joe Nardi
Title: Assistant Vice President

EXHIBIT A

RECEIPT FOR CONTRACTS

        Wells Fargo Bank Minnesota, National Association, as custodian (the "Custodian") under the Custodian Agreement, dated March    , 2003 (the "Agreement"), by and between the Custodian and American Capital Strategies, Ltd. ("ACS"), acknowledges receipt from ACS of the Loan Files listed on Schedule A hereto delivered pursuant to the Agreement and that it holds and will hold the Loan Files as agent for ACS until the Release Date as defined in Section 1.01 of the Agreement. In accordance with the provisions of Section 1.01 of the Agreement, the undersigned, as Custodian, agrees to (a) notify ACS of any Loan Files listed on Schedule A thereto which are not in the Custodian's possession, and (b) return any documents in the Custodian's possession which is not listed on Schedule A thereto to ACS which delivered the same within the time period described therein.

        IN WITNESS WHEREOF, I have hereunto executed this Receipt, the    day of            , 2003.

WELLS FARGO BANK MINNESOTA, NATIONAL ASSOCIATION, as Custodian
By

Name:
Title:

Schedule A

Loan Files

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  Exhibit 2.j.2
CUSTODIAN AGREEMENT
RECITALS
ARTICLE I CUSTODY OF LOAN FILES
ARTICLE II CONCERNING THE CUSTODIAN
ARTICLE III MISCELLANEOUS PROVISIONS